BOSTON SAFE DEPOSIT AND TRUST COMPANY

OFFICER'S CERTIFICATE

Annual Statement as to Compliance pursuant to Section 3.16 of the Pooling and Servicing Agreement ("the Agreement") Dated as of September 1, 1999 [MRFC 1999-TBC3]


I, William Connell, being Senior Vice President of Dovenmuehle Mortgage, Inc., as Sub-Servicer of Boston Safe Deposit and Trust Company, hereby certify as follows:

(i) a review of the activities of the Master Servicer during the period October 1, 1999 through December 31, 1999 and of the performance of the Master Servicer under this Agreement has been made under such officer's supervision;

(ii) to the best of such officer's knowledge, based on such review, the Master Servicer has fulfilled all its obligations under this Agreement throughout such period, or, if there has been a default in the fulfillment of any such obligations, specifying each such default known to such officer and the nature and status thereof and the action being taken by the Master Servicer to cure such default.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 31st day of March, 2000.

By:

Name:     William J. Connell
Title:    Senior Vice President
          Dovenmuehle Mortgage, Inc.